Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents information about Cactus Inc.’s (the “Company” or “Cactus”) consolidated balance sheet and statements of income, after giving effect to the acquisition of FlexSteel Technologies Holdings, Inc. and its affiliates through a merger with its holding company, HighRidge Resources, Inc. (“HighRidge”) and Atlas Merger Sub, LLC, a newly-formed subsidiary of Cactus (the “Merger”), and related financing transactions (collectively, the “Transactions”) as further described in “Note 1. Description of the Transactions”. The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with:

•	the Company’s audited financial statements included in its most recently filed annual report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 28, 2022, and incorporated by reference.

•	the Company’s unaudited financial statements included in its quarterly report on Form 10-Q for the nine months ended September 30, 2022, filed with the SEC on November 7, 2022, and incorporated by reference.

•	HighRidge’s audited financial statements for the year ended December 31, 2021, included elsewhere in this Form 8-K; and

•	HighRidge’s unaudited financial statements for the nine months ended September 30, 2022, included elsewhere in this Form 8-K.

The accompanying unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and reflects the impact of the Transactions on the historical financial information of Cactus.

The unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of income, referred to collectively as the unaudited pro forma condensed combined financial information, were prepared using the acquisition method of accounting for the Merger. Under this method of accounting, which is in accordance with Accounting Standards Codification 805 – Business Combinations (“ASC 805”) under generally accepted accounting principles in the United States (“U.S. GAAP”), Cactus is the accounting acquirer of HighRidge and the purchase price for HighRidge is allocated to the underlying assets acquired and liabilities assumed based on their respective fair values, with any excess purchase price allocated to goodwill.

The unaudited pro forma condensed combined balance sheet reflects the estimated effects of the Transactions as if they had been completed on September 30, 2022, and the unaudited pro forma condensed combined statements of income reflect the estimated effects of the Transactions as if they had been completed on January 1, 2021.

The unaudited pro forma condensed combined statements of income were derived from Cactus’ and HighRidge’s historical financial statements, and give effect to the following:

•	the Merger and the impact of preliminary purchase accounting for the acquired assets and assumed liabilities;

•	the reclassification of certain HighRidge historical financial information to conform to Cactus’ presentation;

•	adjustments to reflect the expected financing under an amended asset-based loan revolving credit facility to be entered into with JPMorgan Chase Bank, N.A. (the “Revolving Facility”), a Term Loan A Facility to be entered into with certain lenders (the “Term Loan A Facility”) and an equity offering;

•	transaction costs incurred in connection with the Merger; and

•	the related income tax effects of the pro forma adjustments.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the Company’s combined financial position or results of operations would have been had the Transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial information contains adjustments that are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes to the information presented in the unaudited condensed combined pro forma financial information. The assumptions underlying the pro forma adjustments are described in greater detail in the accompanying notes to the unaudited pro forma condensed combined financial information.

Additional information about the basis of presentation of this information is provided in “Note 2. Basis of Presentation” hereto.

CACTUS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2022

(in thousands)

	Cactus, Inc. (Historical)	HighRidge Resources Inc. (Adjusted Historical) (Note 3)	Transaction Accounting Adjustments - Financing (Note 5)		Transaction Accounting Adjustments - Merger (Note 5)		Pro forma Combined for Transaction Accounting Adjustments
ASSETS
Current assets
Cash and cash equivalents	$320,623	$50,009	$371,412	A	$(671,169)	B	$77,375
			-		6,500	Q
Restricted cash	-	162	-		(162)	B	-
Accounts receivable, net	131,748	66,812	-		-		198,560
Inventories	162,730	66,811	-		23,689	C	253,230
Prepaid expenses and other current assets	11,849	3,212	-		(198)	M	14,863
Total Current assets	626,950	187,006	371,412		(641,340)		544,028
Noncurrent assets
Property and equipment, net	130,099	121,003	-		62,047	D	313,149
Operating lease right-of-use assets, net	22,232	-	-		568	E	22,800
Intangible assets, net	-	2,173	-		183,827	F	186,000
Goodwill	7,824	432	-		239,342	G	247,598
Deferred tax asset, net	306,789	-	5,524	H	(89,357)	H	222,956
Other noncurrent assets	1,307	96	3,008	I			4,411
Total noncurrent assets	468,251	123,704	8,532		396,427		996,914
Total assets	$1,095,201	$310,710	$379,944		$(244,913)		$1,540,942
LIABILITIES
Current liabilities
Accounts payable	$62,398	$14,107	$-		$-		$76,505
Accounts payable — related party	-	2,935	-		(2,935)	J	-
Accrued expenses and other current liabilities	31,659	32,859	900	K	17,541	K	82,509
			-		(450)	J
Current portion of liability related to tax receivable agreement	27,696	-	-		-		27,696
Finance lease obligations, current portion	5,757	606	-		(606)	L	5,757
Operating lease liabilities, current portion	4,677	-	-		303	E	4,980
Long-term debt, current portion	-	-	40,175	A	-		40,175
Total current liabilities	132,187	50,507	41,075		13,853		237,622
Noncurrent liabilities
Deferred tax liability, net	2,099	-	-				2,099
Liability related to tax receivable agreement, net of current portion	260,844	-	-				260,844
Finance lease obligations, net of current portion	6,837	811	-		(811)	L	6,837
Operating lease liabilities, net of current portion	17,584	-	-		265	E	17,849
Long-term debt, net of current portion	-	-	214,245	A	-		214,245
Notes payable - related party	-	387,683	-		(387,683)	M	-
Other noncurrent liabilities	-	30,352	-		(47)	E	11,247
			-		(762)	M
			-		11,247	N
			-		(29,543)	O
Total noncurrent liabilities	287,364	418,846	214,245		(407,334)		513,121
Total liabilities	419,551	469,353	255,320		(393,481)		750,743
EQUITY
Stockholders’ equity (deficit)
Preferred stock	-	-	-		-		-
Class A common stock	607	-	24	P	1	P,Q	632
Class B common stock	-	-	-		-		-
Common stock	-	-	-		-		-
Additional paid-in capital	307,698	144,543	119,976	P	(971)	H,P	398,046
			5,524	H,P	(144,543)	P
			(900)	K,P	6,499	P,Q
			(19,138)	P,R	(20,642)	P,R
Retained earnings	237,551	(302,758)	-		(17,541)	K,P	221,947
			-		1,937	H,P
			-		302,758	P
Accumulated other comprehensive income (loss)	(1,617)	(428)	-		428	P	(1,617)
Total stockholders’ equity (deficit) attributable to Cactus Inc.	544,239	(158,643)	105,486		127,926		619,008
Total non-controlling interest	131,411	-	19,138	R	20,642	R	171,191
Total stockholders’ equity	675,650	(158,643)	124,624		148,568		790,199
Total liabilities and equity	$1,095,201	$310,710	$379,944		$(244,913)		$1,540,942

See accompanying notes to unaudited pro forma condensed combined financial information.

CACTUS, INC. AND SUBSIDIARIES
 UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Period Ended September 30, 2022

(in thousands, except per share data)

	Cactus, Inc. (Historical)	HighRidge Resources Inc. (Adjusted Historical) (Note 3)	Transaction Accounting Adjustment - Financing (Note 5)		Transaction Accounting Adjustment - Merger (Note 6)		Pro forma Combined for Transaction Accounting Adjustment
Revenues
Product revenue	$328,054	$240,486	$-		$-		$568,540
Rental revenue	73,143	7,391	-		-		80,534
Field service and other revenue	99,398	17,573	-		-		116,971
Total revenues	500,595	265,450	-		-		766,045
Costs and expenses
Cost of product revenue	203,839	154,820	-		1,210	BB	359,869
Cost of rental revenue	46,740	4,630	-		527	BB	51,897
Cost of field service and other revenue	78,685	14,163	-		78	BB	92,926
Selling, general and administrative expenses	44,804	38,005	-		13,442	EE	92,411
			-		137	BB
			-		(3,977)	DD
Research and development expenses	-	5,540	-		-		5,540
Total costs and expenses	374,068	217,158	-		11,417		602,643
Income from operations	126,527	48,292	-		(11,417)		163,402
Interest income (expense), net	1,344	(40,081)	(14,716)	GG	40,081	FF	(13,372)
Other income	10	876	-		-		886
Income before income taxes	$127,881	$9,087	$(14,716)		$28,664		$150,916
Income tax expense (benefit)	23,498	8,491	(2,683)	HH	(1,095)	HH	28,211
Net income	$104,383	$596	$(12,033)		$29,759		$122,705
Less: net income attributable to non-controlling interest	25,198	-	(3,238)	II	6,066	II	28,026
Net income attributable to Cactus Inc.	$79,185	$596	$(8,795)		$23,693		$94,679
Earnings per Class A share - basic	1.32						1.51
Earnings per Class A share - diluted	1.30						1.49
Weighted average Class A shares outstanding - basic	60,164						62,760	JJ
Weighted average Class A shares outstanding - diluted	76,296						78,925	JJ

See accompanying notes to unaudited pro forma condensed combined financial information.

CACTUS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Year Ended December 31, 2021

(in thousands, except per share data)

	Cactus, Inc. (Historical)	HighRidge Resources Inc. (Adjusted Historical) (Note 3)	Transaction Accounting Adjustment - Financing (Note 5)		Transaction Accounting Adjustment - Merger (Note 6)		Pro forma Combined for Transaction Accounting Adjustment
Revenues
Product revenue	$280,907	$214,044	$-		$-		$494,951
Rental revenue	61,629	6,304	-		-		67,933
Field service and other revenue	96,053	15,231	-		-		111,284
Total revenues	438,589	235,579	-		-		674,168
Costs and expenses
Cost of product revenue	189,083	134,972	-		1,934	BB	349,678
			-		23,689	AA
Cost of rental revenue	54,377	5,953	-		863	BB	61,193
Cost of field service and other revenue	73,681	15,429	-		89	BB	89,199
Selling, general and administrative expenses	46,021	42,087	-		17,541	CC	122,054
			-		17,923	EE
			-		90	BB
			-		(1,608)	DD
Research and development expenses	-	8,394	-		-		8,394
Total costs and expenses	363,162	206,835	-		60,521		630,518
Income from operations	75,427	28,744	-		(60,521)		43,650
Interest income (expense), net	(774)	(51,024)	(19,144)	GG	51,024	FF	(19,918)
Other income	492	65	-		-		557
Income (loss) before income taxes	$75,145	$(22,215)	$(19,144)		(9,497)		24,289
Income tax expense (benefit)	7,675	830	(3,490)	HH	(5,364)	HH	(349)
Net income (loss)	$67,470	$(23,045)	$(15,654)		$(4,133)		$24,638
Less: net income attributable to non-controlling interest	17,877	-	(4,648)	II	(7,057)	II	6,172
Net income (loss) attributable to Cactus Inc.	$49,593	$(23,045)	$(11,006)		$2,924		$18,466
Earnings per Class A share - basic	0.90						0.32
Earnings per Class A share - diluted	0.83						0.28

Weighted average Class A shares outstanding - basic	55,398						57,955	JJ
Weighted average Class A shares outstanding - diluted	76,107						78,617	JJ

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Description of the Transactions

The Company intends to complete the Merger pursuant to the Agreement and Plan of Merger (“Merger Agreement”), dated December 30, 2022, by and among Cactus, a Delaware corporation (“Parent”), Atlas Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), HighRidge, a Delaware corporation, and FlexSteel LTIP LP, a Delaware limited partnership, in its capacity as the Seller Representative (collectively, the “Sellers”). The Merger is expected to close on or before March 31, 2023 (the “Merger Date”) with HighRidge being the surviving entity and becoming a wholly-owned subsidiary of Cactus.

The aggregate consideration to be paid by the Company in the Merger to the Sellers will be approximately $621.2 million in cash (“Merger Consideration”). The Merger Consideration is expected to be financed with proceeds from the following transactions:

(i)	$125.0 million in proceeds from a Term Loan A Facility to be entered into with JPMorgan Chase Bank, N.A. (“JPMorgan”) with a three-year term and an interest rate of the latest adjusted secured overnight financing rate ("SOFR") plus a specified margin,

(ii)	$133.0 million in proceeds from an amended Asset Based Loan (“ABL”) revolving credit facility to be entered into with JPMorgan (the “Revolving Facility”) with a five-year term and an interest rate of the latest adjusted SOFR plus a specified margin,

(iii)	$125.0 million in proceeds from a public offering of approximately 2.4 million of the Company’s Class A common stock, par value $0.01 per share (“Cactus Class A common shares”), and

(iv)	the remaining amount funded from cash on hand.

The amount and terms of the expected financing are based on those the Company expects to achieve based on current market rates, agreements and/or term sheets. The actual financing transactions and terms of the financing transactions will be subject to market conditions, and actual amounts may differ from the amounts reflected in the condensed combined pro forma financial information and accompanying notes, and any differences may be material. In addition, the Company obtained a commitment (the “Bridge Facility”) from JPMorgan in an aggregate amount of up to $375 million, subject to customary conditions set forth in the Bridge Facility, with a maturity date of 364 days following the closing with an option for an additional three-month period. The Company expects to obtain long-term debt and equity financing in the capital markets pursuant to the probable financing transactions described above to fund the Merger in lieu of utilizing the funds available under the Bridge Facility; however, if the Company is unable to obtain long-term financing prior to the consummation of the Merger, the Company would fund any shortfall with borrowings under the Bridge Facility.

Additionally, pursuant to the terms of the Merger Agreement, the Sellers are eligible for the potential payment of up to $75.0 million of contingent consideration, payable no later than sometime in the third quarter of 2024 to the extent HighRidge achieves certain cumulative revenue targets over the 18 months starting January 1, 2023. Based on the estimated fair value of the contingent consideration, Cactus recorded an $11.2 million liability as of the date of the Merger.

Refer to “Note 4. Estimated Purchase Price Consideration and Preliminary Allocation” of the unaudited pro forma condensed combined financial information for the purchase price consideration calculation.

Note 2. Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information and related notes were prepared pursuant to Article 11 of SEC Regulation S-X.

The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2022 and the year ended December 31, 2021 combine the historical consolidated statements of income of Cactus and HighRidge giving effect to the Merger and related Transactions as if they had been completed on January 1, 2021. The accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2022 combines the historical consolidated balance sheets of Cactus and HighRidge, giving effect to the Merger and related Transactions as if they had been completed on September 30, 2022.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Both Cactus’ and HighRidge’s historical financial statements were prepared in accordance with U.S. GAAP and presented in U.S. dollars. Certain reclassifications have been made to HighRidge’s historical financial information to conform to Cactus’ financial statement presentation. Such reclassifications had no effect on HighRidge’s previously reported financial results. See “Note 3. Accounting Policies and Reclassifications of HighRidge Historical Financial Statements” herein for additional information on the reclassifications.

The pro forma adjustments presented in this unaudited pro forma condensed combined financial information represent management’s estimates based on information available as of the date of this Form 8-K and such estimates are subject to revision as further information is obtained. Accordingly, the pro forma adjustments for the Merger are preliminary and subject to further adjustment as additional information becomes available and the various analyses and other valuations are performed. Any adjustments may have a significant effect on total assets, total liabilities, total equity, operating expenses, and depreciation and amortization expenses, and such results may be significant.

The assumptions underlying the pro forma adjustments are described in the accompanying notes to this unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information may not be indicative of Cactus’ future performance and does not necessarily reflect what Cactus’ financial position and results of operations would have been had these transactions occurred at the beginning of the period presented.

Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of Cactus following the completion of the Transactions. Additionally, the unaudited pro forma condensed combined financial information does not reflect any revenue enhancements, anticipated synergies, operating efficiencies, or cost savings that may be achieved related to the Transactions, nor does it reflect any costs or expenditures that may be required to achieve any possible synergies.

Cactus will finalize the accounting for the Merger as soon as practicable within the measurement period, but in no event later than one year from the Merger Date, in accordance with ASC 805.

Note 3. Accounting Policies and Reclassifications of HighRidge Historical Financial Statements

The accounting policies used in the preparation of the unaudited pro forma condensed combined financial information are those described in Cactus' audited consolidated financial statements as of and for the year ended December 31, 2021, and subsequent unaudited interim periods. Cactus performed a preliminary review of HighRidge's accounting policies to determine whether any adjustments were necessary to ensure comparability in the unaudited pro forma condensed combined financial information.

The Company had adopted ASC 842, Leases, prior to the Merger as reflected in its annual report on Form 10-K for the year ended December 31, 2021 filed with the SEC; however, as of September 30, 2022, HighRidge had not adopted ASC 842. As a result, the Company has reflected the adoption of ASC 842 by HighRidge in the unaudited pro forma condensed combined financial information. These adjustments have been reflected within the Transaction Accounting Adjustments - Merger column in the Unaudited Pro Forma Condensed Combined Balance Sheet with no impact to the Unaudited Pro Forma Condensed Combined Statements of Income. Refer to “Note 5 - Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2022”.

Currently, the Company is not aware of any other material differences between the accounting policies of the Company and HighRidge that would continue to exist subsequent to the application of acquisition accounting.

Reclassification adjustments have been made to the historical presentation of HighRidge to conform to the financial statements presentation of Cactus for the unaudited pro forma condensed combined financial information as noted below.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Balance sheet reclassifications -

The reclassification adjustments to conform HighRidge’s balance sheet presentation to Cactus’ balance sheet presentation are summarized below:

Balance sheet reclassification as of September 30, 2022

(in thousands)

Financial Statement Line Items	HighRidge Resources, Inc. (Historical)	Reclassification adjustment		HighRidge Resources, Inc. (As Adjusted)
ASSETS
Current assets
Cash and cash equivalents	$50,009	$-		$50,009
Restricted cash	162	-		162
Accounts receivable, net	66,812	-		66,812
Inventories*	66,811	-		66,811
Prepaid expenses and other current assets	3,212	-		3,212
Total current assets	187,006	-		187,006
Noncurrent assets
Property and equipment, net	121,003	-		121,003
Intangible assets, net	2,605	(432)	(a)	2,173
Goodwill	-	432	(a)	432
Security deposits	53	(53)	(b)	-
Notes receivable	43	(43)	(b)	-
Other noncurrent assets	-	96	(b)	96
Total assets	$310,710	$-		$310,710
LIABILITIES
Current liabilities
Accounts payable	$14,107	$-		$14,107
Accounts payable — related party	2,935	-		2,935
Income taxes payable	2,230	(2,230)	(c)	-
Accrued liabilities	16,227	(16,227)	(c)	-
Deferred revenue	8,165	(8,165)	(c)	-
Customer deposits	5,787	(5,787)	(c)	-
Other current liabilities	450	(450)	(c)	-
Accrued expenses and other current liabilities	-	32,859	(c)	32,859
Current portion of capital leases	606	(606)	(d)	-
Finance lease obligations, current portion	-	606	(d)	606
Total current liabilities	50,507	-		50,507
Noncurrent liabilities
Capital lease liability — long term	811	(811)	(e)	-
Finance lease obligations, net of current portion		811	(e)	811
Notes payable - related party	387,683	-		387,683
Deferred rent payable	47	(47)	(f)	-
Long-term accrued interest	762	(762)	(f)	-
Deferred compensation	29,543	(29,543)	(f)	-
Other noncurrent liabilities		30,352	(f)	30,352
Total liabilities	469,353	-		469,353
EQUITY
Common stock	-	-		-
Additional paid-in capital	144,543	-		144,543
Retained earnings*	(302,758)	-		(302,758)
Accumulated other comprehensive income	(428)	-		(428)
Total stockholders’ equity (deficit)*	(158,643)	-		(158,643)
TOTAL LIABILITIES AND EQUITY	$310,710	$-		$310,710

* Financial statement line-item descriptions revised to conform to Cactus presentation.

The following reclassifications were made to conform HighRidge to Cactus presentation:

(a) Reclassification to goodwill.

(b) Reclassification to other noncurrent assets.

(c) Reclassification to accrued expenses and other current liabilities.

(d) Reclassification to finance lease obligations, current portion.

(e) Reclassification to finance lease obligations, net of current portion.

(f) Reclassification to other noncurrent liabilities.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Income statement reclassifications

The reclassification adjustments to conform HighRidge’s income statement presentation to Cactus’ income statement presentation are summarized below:

Income statement reclassification for the period ended September 30, 2022

(in thousands)

Financial Statement Line Items	HighRidge Resources, Inc. (Historical)	Reclassification adjustment		HighRidge Resources, Inc. (As Adjusted)
Revenues
Product revenue*	$224,633	$15,853	(a)	$240,486
Field service and other revenue*	17,573	-	(a)	17,573
Rental revenue*	23,244	(15,853)	(a)	7,391
Total revenues	265,450	-		265,450
Cost of product revenue*	131,493	23,327	(a),(b)	154,820
Cost of field service and other revenue*	13,678	485	(a),(b)	14,163
Cost of rental revenue*	17,216	(12,586)	(a),(b)	4,630
Research and development expenses	5,540	-		5,540
General and administrative expenses	26,662	(26,662)	(c)	-
Sales and marketing	11,350	(11,350)	(c)	-
Gain on sale of property and equipment	(4)	4	(c)	-
Selling, general and administrative expenses	-	38,005	(b),(c)	38,005
Depreciation and amortization	12,124	(12,124)	(b),(c)	-
Total other costs and expenses	218,059	(901)		217,158
Income from operations	47,391	901		48,292
Interest expense, net	(40,081)	-		(40,081)
Foreign currency exchange gain (loss)	901	(901)	(c)	-
Other income, net	876	-		876
Other income (expense), net	(38,304)	(901)		(39,205)
Income before income taxes	9,087	-		9,087
Income tax expense	8,491	-		8,491
Net income	$596	$-		$596

* Financial statement line-item descriptions revised to conform to Cactus presentation.

The following reclassifications were made to conform HighRidge to Cactus presentation:

(a) Reclassification of revenue line items as well as the corresponding cost of revenue line items.

(b) Reclassification of depreciation & amortization to cost of revenue line items as Cactus includes depreciation and amortization expense in its applicable cost of revenue line items.

(c) Reclassification to selling, general and administrative expenses.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Income statement reclassification for the period ended December 31, 2021

(in thousands)

Financial Statement Line Items	HighRidge Resources, Inc. (Historical)	Reclassification adjustment		HighRidge Resources, Inc. (As Adjusted)
Revenues
Product revenue*	$202,484	$11,560	(a)	$214,044
Field service and other revenue*	15,231	-	(a)	15,231
Rental revenue*	17,864	(11,560)	(a)	6,304
Total revenues	235,579	-		235,579
Cost of product revenue*	112,128	22,844	(a),(b)	134,972
Cost of field service and other revenue*	14,923	506	(a),(b)	15,429
Cost of rental revenue*	13,980	(8,027)	(a),(b)	5,953
Research and development expenses	8,394	-		8,394
General and administrative expenses	26,704	(26,704)	(c)	-
Sales and marketing	14,935	(14,935)	(c)	-
(Gain) Loss on sale of property and equipment	(102)	102	(c)	-
Selling, general and administrative expenses	-	42,087	(b),(c)	42,087
Depreciation and amortization	15,793	(15,793)	(b),(c)	-
Total other costs and expenses	206,755	80		206,835
Income from operations	28,824	(80)		28,744
Interest expense, net	(51,024)	-		(51,024)
Foreign currency exchange (loss)	(80)	80	(c)	-
Other income, net	65	-		65
Other income (expense), net	(51,039)	80		(50,959)
Income before income taxes	(22,215)	-		(22,215)
Income tax expense	830	-		830
Net (loss)	$(23,045)	$-		$(23,045)

* Financial statement line-item descriptions revised to conform to Cactus presentation.

The following reclassifications were made to conform HighRidge to Cactus presentation:

(a) Reclassification of revenue line items as well as the corresponding cost of revenue line items.

(b) Reclassification of depreciation & amortization to cost of revenue line items as Cactus includes depreciation and amortization expense in its applicable cost of revenue line items.

(c) Reclassification to selling, general and administrative expenses.

Note 4. Estimated Purchase Price Consideration and Preliminary Allocation

Purchase Price Consideration

The estimated purchase price consideration for the Merger is approximately $632.4 million. The following table summarizes the components of the preliminary purchase price consideration reflected in the unaudited pro forma condensed combined financial information:

(in thousands)
Purchase Price Consideration
Cash (1)(2)	$621,160
Add: Estimated Contingent Consideration Payment (3)	11,247
Fair value of consideration transferred or estimated to be transferred	$632,407

(1)	The cash consideration is expected to be funded utilizing cash on hand of $249.7 million, proceeds borrowed under the Term Loan A Facility of $125.0 million, proceeds from the Revolving Facility of $133.0 million offset by deferred financing costs of $3.6 million and $3.0 million, respectively, and net proceeds from a public offering of $120.0 million. As described in "Note 1. Description of the Transactions", these financing sources were determined based on the Company's current estimates of market rates and terms and there is no assurance that the Company will complete these financing transactions. To the extent they are not completed, the Company would finance the Merger through the Bridge Facility of up to $375.0 million.

(2)	The total cash consideration transferred is subject to a potential working capital adjustment.

(3)	Represents the estimated fair value of payment of up to $75.0 million of additional cash consideration as an earn-out to the Sellers.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Preliminary Allocation of Purchase Price Consideration to Assets Acquired and Liabilities Assumed

The purchase price allocation applied in this unaudited pro forma condensed combined financial information is preliminary and does not reflect final values that will be determined after the closing of the Merger. Valuation assessments of specifically identifiable tangible and intangible assets, including any assessment of economic useful lives, have not been completed and such valuation exercises are not expected to be completed until after closing when final records and assumptions have been fully analyzed as of the Merger Date. Additionally, due to normal pre-close commercial restrictions to the books and records of HighRidge, not all valuation assumptions can be fully confirmed as of the filing of this Form 8-K, leaving such assumptions utilized in these pro forma adjustments as preliminary and subject to change.

The fair values of the assets and liabilities in the unaudited pro forma condensed combined financial information are based upon a preliminary assessment of fair value and may change when the final valuation of assets acquired and liabilities assumed as well as working capital settlements are made. Cactus expects to finalize the purchase price allocation as soon as practicable, but no later than one year from the Merger Date. As such, the purchase price allocation may change. There can be no assurance that such revisions will not result in material changes.

The preliminary allocation of the purchase price consideration is as follows:

(in thousands)
Purchase price is allocated as follows:
Consideration transferred	$632,407
Total current assets	160,326
Property and equipment, net	183,050
Intangible assets, net	186,000
Other assets	664
Total assets acquired	530,040
Total current liabilities	46,819
Deferred tax liability, net	90,323
Other liabilities assumed	265
Total liabilities assumed	137,407
Net identifiable assets acquired, excluding goodwill	392,633
Goodwill	239,774
Less: historical HighRidge goodwill	(432)
Pro forma adjustment	$239,342

Note 5. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2022

As stated above, the unaudited pro forma condensed combined balance sheet as of September 30, 2022 is prepared as if the Transactions had occurred on September 30, 2022 and combines the historical balance sheet of Cactus as of September 30, 2022 with the historical balance sheet of HighRidge as of September 30, 2022.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

A. Cash and Cash Equivalents - Transaction Accounting Adjustments - Financing

Reflects the adjustment to incorporate the estimated effects of the following inflows and outflows as a result of the Merger:

Proceeds from Term Loan A Facility (1)	$125,000
Debt issuance costs incurred related to Term Loan A Facility (classified as reduction to debt)	(3,580)
Proceeds from Revolving Facility (1)	133,000
Debt issuance costs related to Revolving Facility (classified as an asset)	(3,008)
Proceeds from the equity offering, net of equity issuance cost (2)	120,000
Pro forma adjustment	$371,412

(1)	Prior to the Merger Date, the Company plans to enter into the Term Loan A Facility and Revolving Facility. The Company plans to borrow $125.0 million under the Term Loan A Facility and $133.0 million under the Revolving Facility to finance the Merger Consideration. The Company does not expect to have any debt outstanding under the previous ABL credit facility on the closing date of the Merger. In the event these financing transactions are not completed, the Company will use the Bridge Facility to fund the Merger.

(2)	Prior to the Merger Date, the Company plans to complete a public offering of approximately 2.4 million of Cactus Class A common shares for gross proceeds of $125.0 million, net of underwriters’ fees of $5.0 million for net proceeds of $120.0 million. The actual number of Cactus Class A common shares to be issued in the equity offering will depend on the offering price of Cactus Class A common shares. For purposes of the pro forma condensed combined financial information, the offering price was assumed to equal the closing price of Cactus Class A common shares on January 5, 2023 of $51.28. A percentage increase or decrease of 2.4% in the offering price per share of Cactus Class A common shares would decrease or increase the number of shares by approximately 57,000 or 60,000, respectively, assuming all other factors are held constant.

B. Cash and Cash Equivalents - Transaction Accounting Adjustments - Merger

Reflects a decrease in cash and cash equivalents of $671.3 million, which includes payment of the Merger Consideration and removal of $50.0 million of historical HighRidge cash and cash equivalents and $0.2 million of historical HighRidge restricted cash that will not be assumed by the Company.

(in thousands)	As of the nine months ended September 30, 2022
Merger Consideration	$621,160
HighRidge historical cash and cash equivalents not assumed	50,009
HighRidge historical restricted cash not assumed	162
Pro Forma cash and cash equivalents adjustment	$671,331

C. Inventory Step-up Adjustment

Represents an adjustment to the inventory balance of $23.7 million to account for the preliminary adjustment to fair value of the inventory acquired as of the Merger Date. The estimated range of calculated value for inventory is based on preliminary estimates and assumptions. The final value determination of the acquired inventory may differ from this preliminary determination. The related assumptions and inputs will be refined as more data becomes available to determine the fair value indication.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

D. Property and Equipment

Represents an adjustment of approximately $62.0 million to HighRidge's historical property and equipment balances to record the preliminary estimated fair value.

E. Operating Lease Right-of-Use Assets and Operating Lease Liabilities

Represents an adjustment to reflect the estimated impact of the adoption of ASC 842 and fair value of operating leases as of September 30, 2022 for HighRidge’s leases that will be assumed by the Company as part of the Merger, resulting in an increase in operating lease right-of-use assets of $0.6 million with an equal and offsetting increase in operating lease liabilities. This adjustment includes a reduction to other noncurrent liabilities relating to historical deferred rent payable.

F. Intangible Assets

Reflects the net adjustment to remove the HighRidge historical intangible assets of $2.2 million and record the fair value of intangible assets acquired in the Merger to their estimated fair values of $186.0 million. The preliminary fair value assigned to the acquired intangible assets and their estimated useful lives are as follows:

(in thousands)	Estimated useful life	Preliminary fair value
Tradename	10.0 years	$16,000
Developed technology	10.0 years	45,000
Customer relationships	10.0 years	125,000
Total fair value of HighRidge intangible assets		$186,000

The estimated calculations of fair value for the identified acquired intangible assets are determined primarily through the use of the income-based valuation approach.

G. Goodwill

Reflects the net increase in goodwill, representing the excess of the purchase consideration over the fair value of HighRidge’s net assets acquired based on the estimated preliminary purchase price allocation. The estimated goodwill to be recognized is attributable primarily to expanded market opportunities, both domestic and international, increased product diversification and increased exposure to additional end-market streams. The goodwill created in the Merger is not expected to be deductible for tax purposes and is subject to material revision as the purchase price allocation is completed.

H. Deferred Taxes

Represents the preliminary adjustment to reflect tax adjustments for the following:

(in thousands)	Deferred tax asset Accounting Adjustments - Financing	Deferred tax asset Accounting Adjustments - Merger
Purchase accounting adjustment	$-	$(90,323)
Transaction cost adjustment	-	1,937
Additional sale of Cactus Class A shares	-	(971)
Equity offering and contribution adjustment	5,524	-
Pro forma adjustment	$5,524	$(89,357)

The deferred tax liability was assumed at $90.3 million which resulted in a reduction in the net deferred tax asset.

I. Other Noncurrent Assets

Represents the addition of deferred financing costs of $3.0 million expected to be incurred related to an Amended ABL Revolving Credit Facility.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

J. Accounts Payable - Related Party

Reflects the elimination of $2.9 million of HighRidge’s historical accounts payable and $0.5 million of other current liabilities to a previous related party which will not be assumed by Cactus as part of the Merger.

K. Accrued Expenses and Other Current Liabilities

Represents the accrual for estimated additional non-recurring Merger related costs of $17.5 million and $0.9 million of equity offering costs, primarily consisting of professional fees, not reflected in the historical financial information and estimated to be incurred by the Company subsequent to September 30, 2022.

L. Finance Leases

Reflects the elimination of $1.4 million of HighRidge’s historical liability related to its capital leases which will not be assumed by the Company as part of the Merger.

M. Debt - Transaction Accounting Adjustments – Merger

Represents the pro forma transaction adjustments made to remove certain debt balances included in HighRidge’s historical results that will not be assumed by the Company on the Merger Date.

(in thousands)	Other current assets	Notes payable – related party	Other noncurrent liabilities	Total
Elimination of HighRidge historical debt	$-	$387,683	$-	$387,683
Elimination of HighRidge historical long-term accrued interest	-	-	762	762
Elimination of HighRidge historical deferred financing costs	198	-	-	198
Pro forma adjustment	$198	$387,683	$762	$388,643

N. Contingent Consideration

An increase in other non-current liabilities, to be measured at fair value in subsequent reporting periods, of $11.2 million relating to the estimated payment of up to $75.0 million of additional cash consideration in the form of an earn-out as a contingent consideration to the Sellers based on the estimated preliminary purchase price allocation.

O. Deferred Compensation

Reflects the elimination of $29.5 million of HighRidge’s historical deferred compensation liability that will not be assumed by the Company as part of the Merger.

P. Stockholders’ Equity

Reflects the adjustment to equity balances as follows:

(in thousands)	Adjustments to eliminate HighRidge’s historical equity balances	Adjustments to equity related to the Transaction - Financing		Adjustments to equity related to the Merger		Total pro forma adjustments to equity
Common stock	$-	$24		$1		$25
Additional paid-in capital	(144,543)	105,462	(1)	(15,114	)(1)	(54,195)
Retained earnings	302,758	-		(15,604	)(2)	287,154
Accumulated other comprehensive income	428	-		-		428
Pro forma adjustment	$158,643	$105,486		$(30,717)		$233,412

(1)	Adjustments to additional paid-in capital are reflected below:

(in thousands)	Adjustments to equity related to the Transaction - Financing	Adjustments to equity related to the Merger
Equity offering	$124,976	$-
Underwriting discount and commissions	(5,000)	-
Equity offering costs	(900)	-
Additional paid-in capital adjustment from equity offering	119,076	-
Additional sale of Cactus Class A common shares	-	6,499
Deferred taxes	5,524	(971)
Non-controlling interests	(19,138)	(20,642)
Pro forma adjustment	$105,462	$(15,114)

(2)	Retained earnings reflects a net adjustment of $15.6 million which includes an adjustment to accrue certain estimated transaction costs of $17.5 million which are expected to be incurred by the Company subsequent to September 30, 2022 offset by deferred tax of $1.9 million relating to the transaction costs.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Q. Equity

Reflects the purchase of approximately 127,000 shares of Cactus Class A common shares (with a par value of $0.01 per share), with an increase to Class A common stock and additional paid-in capital. For purposes of the pro forma condensed combined financial information, a $51.28 price per share was used, based on the January 5, 2023 closing price.

R. Non-Controlling Interest

Reflects the change in non-controlling interest as a result of the Transactions described throughout this pro forma narrative. The balance of the non-controlling interest changed primarily due to estimated contributions of cash and other assets associated with the Merger from Cactus, Inc. to its subsidiaries that are not wholly-owned. Additional changes to the non-controlling interest result from anticipated changes in Cactus, Inc.’s ownership of its subsidiaries that are not wholly-owned.

Note 6. Adjustments to Unaudited Pro Forma Condensed Combined Statements of Income

The following describes the adjustments to the unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2022, and fiscal year ended December 31, 2021:

AA. Inventory Step-up Adjustment

Represents the additional cost of product revenue recognized in connection with the step-up of inventory to fair value. Cactus will recognize the increased value of inventory in cost of product revenue as the inventory is sold, which for purposes of this pro forma condensed combined financial information is assumed to occur within six months, based on the average historical inventory turnover, after the Merger Date.

BB. Depreciation Expense

Represents a net increase in depreciation expense on a straight-line basis of $2.0 million and $3.0 million, based on the preliminary step-up in fair value of the property and equipment and the respective assigned estimated useful lives for the nine months ended September 30, 2022 and twelve months ended December 31, 2021, respectively.

The total increase in depreciation expense for the periods presented is the following:

(in thousands)	For the nine months ended September 30, 2022	For the twelve months ended December 31, 2021
Cost of product revenue	$1,210	$1,934
Cost of rental revenue	527	863
Cost of field service and other revenue	78	89
Selling, general and administrative expenses	137	90
Pro forma adjustment	$1,952	$2,976

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

CC. Merger-Related Costs

Represents non-recurring transaction expenses of $17.5 million that are estimated to be incurred by Cactus subsequent to the nine-month period ended September 30, 2022.

DD. Management Fees

This adjustment reflects the elimination of expense of HighRidge's management fee agreement that will be terminated upon closing of the Merger. The historical HighRidge management fees included certain payments to affiliated individuals of HighRidge who will become employees of Cactus following the Merger. Accordingly, pro forma adjustments reflect the additional compensation expense based on employment agreements and stock compensation awards expected to be issued to these individuals at closing. Additionally, upon termination of the management fee agreement, there will be an increase in rent expense as Cactus will assume the full rental agreement of a HighRidge affiliate.

5 min(in thousands)	For the nine months ended September 30, 2022	For the twelve months ended December 31, 2021
Adjustment to remove historical management fees	$(6,300)	$(6,523)
Adjustment to add new employment agreement and stock compensation awards	2,221	4,779
Adjustment to add incremental rent expense	102	136
Pro forma adjustment	$(3,977)	$(1,608)

EE. Intangibles Amortization Expense

Represents the pro forma adjustment to record amortization expense of $14.0 million and $18.6 million, for the nine months ended September 30, 2022 and twelve months ended December 31, 2021, respectively, based on the fair value of identified intangible assets less historical HighRidge amortization expense of $0.6 million and $0.7 million, respectively, associated with the historical intangible assets.

FF. Interest Expense - Transaction Accounting Adjustments – Merger

Represents a decrease to historical interest income (expense), net of $40.1 million and $51.0 million for the nine months ended September 30, 2022 and the twelve months ended December 31, 2021, respectively, which includes the following:

(in thousands)	For the nine months ended September 30, 2022	For the twelve months ended December 31, 2021
Elimination of HighRidge historical interest income (expense), net (1)	$(40,020)	$(50,956)
Elimination of HighRidge historical deferred financing charges (2)	(61)	(68)
Pro forma adjustment	$(40,081)	$(51,024)

(1)	Reflects the removal of interest income (expense), net that was incurred by HighRidge for certain obligations outstanding as of September 30, 2022 and December 31, 2021 that were not assumed as part of the Merger.

(2)	Represents the elimination of amortization of deferred financing charges associated with the HighRidge debt that will not be assumed in the Merger.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

GG. Interest Expense - Transaction Accounting Adjustments – Financing

Reflects interest expense for the nine months ended September 30, 2022 and the twelve months ended December 31, 2021 resulting from the new debt expected to be incurred under the Term Loan A Facility and the Revolving Facility to finance the Merger, as well as amortization of the associated debt issuance costs.

For purposes of preparing this pro forma adjustment, an interest rate of 7.8% and 6.1% was applied to the Term Loan A Facility and Revolving Facility, respectively, which represents the variable rate in effect as of January 5, 2023. An increase or decrease of 0.125% change in the interest rate applied to the Term Loan A Facility and drawdown from the Revolving Facility would have impacted the total pro forma annual interest expense by an increase or decrease of $0.3 million, respectively. As described in “Note 1. Description of the Transactions”, if the Company is unable to complete the expected financing transaction, the Merger will be financed with the Bridge Facility, assuming a drawdown of $258.0 million. If the Bridge Facility is used in lieu of these financing transactions, there would be additional interest expense of $3.2 million annually.

This pro forma adjustment also reflects the income tax expense impact of the change in interest expense.

(in thousands)	For the nine months ended September 30, 2022	For the twelve months ended December 31, 2021
Term Loan A Facility	$8,220	$10,482
Revolving Facility	6,496	8,662
Pro forma adjustment	$14,716	$19,144

HH. Provision for Income Taxes

Reflects an adjustment to income tax expense related to the pre-tax pro forma adjustments to the income statement. The tax-related adjustments are based on an estimated tax rate of 22.6%. This adjustment also reflects a recalculation of HighRidge's income tax expense to reflect the ownership structure resulting from the Merger. HighRidge will be treated as a disregarded entity under partnership rules for U.S. federal and state income tax purposes.

II. Non-controlling Interest

Reflects changes in the pro forma income attributable to non-controlling interests due to the Transaction Accounting Adjustments presented herein based on the applicable Cactus, Inc. pro forma ownership for the periods presented.

JJ. Earnings per Share

Reflects the weighted average shares outstanding used to compute basic and diluted net income per share attributable to Cactus for the nine months ended September 30, 2022 and year ended December 31, 2021 that have been adjusted to give effect to the shares issued as part of the financing as if such issuance had occurred on January 1, 2021.